EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Marco Lima
Media: Claudine Cornelis
FD Morgan Walke
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER RESULTS

                HOUSTON, TEXAS — July 24, 2002 — Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its first quarter ended June 30, 2002.

     Revenues in the June quarter were $176.1 million compared with $165.6 million in the March quarter and $164.4 million a year ago.  Net income for the quarter, before the cumulative effect of a change in accounting principle reflecting the adoption of SFAS No. 142, was $5.1 million, or $.37 per diluted share, compared with $3.7 million, or $.28 per diluted share, in the March quarter and $5.1 million or $.38 per diluted share, a year ago. After giving effect to an after-tax goodwill impairment charge of $74.4 million, or $5.48 per diluted share, due to the implementation of SFAS No. 142, the Company reported a loss of $69.3 million, or $5.11 per diluted share.  Results for the March quarter and the prior June quarter each include after-tax goodwill amortization expense of $.8 million, or $.06 per diluted share.

     “We are pleased with our results despite sustained weakness in the market. Revenues for the quarter showed a 2% sequential increase, excluding acquisitions,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Also, operating margins showed signs of stabilization, with June quarter margins of 6.3% versus 6.4% for the March quarter, adjusted for goodwill amortization.  This slight decrease in margins was attributable to our recent acquisitions and is consistent with our historical pattern of gradual operating improvement of acquired companies over time.”

     Mr. Davis added, “I am also pleased to report that we had strong operating cash flow for the quarter of $35.5 million, which further strengthened our balance sheet.  We are well positioned to capitalize on long-term growth opportunities, such as acquisitions, when they arise.”

     Mr. Davis concluded, “Going forward, we will continue to focus on expanding our market share and leveraging our strengths. We continue to outperform our competitors in terms of sales growth and profit margins; however, the business environment remains difficult to predict at this time. As such, we will maintain our conservative outlook with respect to financial guidance. If the current market conditions hold, we anticipate our September quarter revenues and earnings to be in line with or slightly above our June quarter.”

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CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER RESULTS

     Please join Consolidated Graphics for its live first quarter conference call at 11:00 a.m. Eastern Standard Time on July 24, 2002.  The conference call, open to all investors and potential investors, will be webcast at www.consolidatedgraphics.com.  Please go to our website and click on investor relations and conference calls.

     Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through locations in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

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This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER RESULTS

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2002	2001

Sales	$176,104	$164,435
Cost of sales	132,654	120,603
Gross profit	43,450	43,832
Selling expense	19,452	17,164
General and administrative expense	12,989	12,257
Amortization of goodwill	—	1,334
Operating income	11,009	13,077
Interest expense, net	2,858	4,610
Income before taxes and accounting change	8,151	8,467
Income Taxes	3,097	3,387
Income before accounting change	5,054	5,080
Cumulative effect of accounting change	74,376	—
Net income (loss)	$(69,322)	$5,080

Earnings per share — before accounting change
Basic	$.38	$.39
Diluted	$.37	$.38

Earnings per share — after accounting change
Basic	$(5.25)	$.39
Diluted	$(5.11)	$.38

Weighted average shares outstanding
Basic	13,209	13,025
Diluted	13,563	13,258

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